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                                                                   EXHIBIT 10.19

                          FIRST SUPPLEMENTAL INDENTURE

      FIRST SUPPLEMENTAL INDENTURE, dated August 25, 1999, between LOCAL FINANCIAL CORPORATION, a Delaware corporation, having its principal office at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087 (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, New York, New York 102896 (the "Trustee"). Capitalized terms used herein without definition shall have the same meanings assigned to them in the Indenture.

                             RECITALS OF THE COMPANY

      WHEREAS, the Company and the Trustee have entered into that certain indenture dated as of September 8, 1997 (the "Indenture") pursuant to which the Company issued an aggregate principal amount of $80,000,000 of 11.0% Senior Notes due 2004 (the "Senior Notes");

      WHEREAS, Section 10.12 of the Indenture sets forth limitations on the Company's ability to make Restricted Payments, which includes, among other things, requirements based on the Company's Consolidated Net Income (Loss);

      WHEREAS, an ambiguity exists within the definition of Consolidated Net Income (Loss) in the Indenture which creates inconsistent results depending on how the provision is interpreted and which could restrict the Company's ability to make certain payments or prohibit the Company from entering into certain transactions which would be beneficial to the Company and the Holders of its Senior Notes;

      WHEREAS, the Company desires to restate the definition of Consolidated Net Income (Loss) in the Indenture in order to cure the ambiguity;

      WHEREAS, the Company has adopted a Board Resolution authorizing the execution of this First Supplemental Indenture;

      WHEREAS, the execution of this First Supplement Indenture will not adversely affect in any material way the interests of the Holders of the Senior Notes; and

      WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

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      1.  FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is
supplemental to, and is entered into in accordance with Section 9.01 of the Indenture, and except as modified, in all respects ratified and confirmed and shall remain in full force and effect.

      2. DEFINITION OF CONSOLIDATED NET INCOME (LOSS). The definition of Consolidated Net Income (Loss) contained in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

          "CONSOLIDATED NET INCOME (LOSS)" of any Person means, for any period, the consolidated net income (or less) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (other than those relating to the use of net operating losses of such Person carried forward), less all fees and expenses relating thereto, net of taxes (for purposes hereof, the $125.5 million of losses incurred by the Company in connection with the transactions associated with the reorganization of the Company in September 1997 shall be considered extraordinary), (ii) the portion of net income (or less) of any other Person (other than any of such Person's consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or less, net of taxes, realized upon the termination of any employee pension benefit plan or (v) the net income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income (Loss) of such Person to the extent of the amount of dividends or other distributions available to be paid to such Person in cash by such Subsidiary.

      3. SUCCESSORS AND ASSIGNS. All covenants and agreements of the Company and the Trustee in this First Supplemental Indenture shall bind their respective successors.

      4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

      5. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

      6. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.


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      7. EFFECTIVE DATE. This First Supplemental Indenture shall be effective as
o the date hereof.

      8. INCORPORATION INTO INDENTURE. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

      9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect to the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Company.

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and the seal of the Company to be hereunto affixed and attested, all as of the day and year first above written.

                                    LOCAL FINANCIAL CORPORATION

[Company Seal]                      By: /s/ Edward A. Townsend
                                        ----------------------
                                          Name:  Edward A. Townsend
                                          Title: Chairman and Chief Executive
                                                 Officer

Attest: /s/ Alan L. Pollock
        -------------------
      Name:  Alan L. Pollock
      Title: Corporate Secretary

                                    THE BANK OF NEW YORK, AS TRUSTEE



                                    By: /s/ Van K. Brown
                                        ----------------
                                        Name: Van K. Brown
                                        Title: Assistant Vice President


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